Exhibit 99.1

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands)

	For the years ended May 31,
	2012	2011	2010
Net (loss) income	$(148,797)	$151,215	$110,547
Other comprehensive income (loss):
Add: Unrealized gains (losses) on securities	444	(30)	515
Unrealized gains on derivatives	-	2,551	-
Less: Realized gains on derivatives	(1,028)	(795)	(654)
Other comprehensive (loss) income	(584)	1,726	(139)
Total comprehensive (loss) income	(149,381)	152,941	110,408
Less: Total comprehensive loss (income) attributable to noncontrolling interest	4,095	(1,761)	(207)
Total comprehensive (loss) income attributable to CFC	$(145,286)	$151,180	$110,201